------                                                      OMB APPROVAL
FORM 5                                                 -------------------------
------                                                 OMB Number:.....3235-0362
                                                       Expires:.January 31, 2005
                                                       Estimated average burden
                                                       hours per response....1.0

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ] Check this box if no longer             Filed pursuant to Section 16(a)
     subject to Section 16. Form 4           of the Securities Exchange Act
     or Form 5 obligations may               of 1934, Section 17(a) of the
     continue. See Instruction 1(b).         Public Utility Holding Company
[  ] Form 3 Holdings Reported                Act of 1935 or Section 30(h) of
[  ] Form 4 Transactions Reported            the Investment Company Act of 1940

(Print of Type Responses)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person(s)    |
|                                        |                                             |   to Issuer (Check all Applicable)       |
|   Taylor, Ph.D.   James           A.   |Bio-Imaging Technologies, Inc. ("BITI")(NASD |                                          |
|                                        |OTC Bulletin Board and Boston Stock Exchange)|                                          |
|----------------------------------------|---------------------------------------------|   X  Director           10% Owner        |
|   (Last)        (First)       (Middle) |3.IRS Identification  |4.Statement for Month/|  ---                ---                  |
|                                        |  Number of Reporting |  Year                |      Officer (give      Other            |
|    c/o Bio-Imaging Technologies, Inc.  |  Person, if an entity|                      |  ---   title below) --- (Specify below)  |
|        826 Newtown-Yardley Road        |  (voluntary)         | Fiscal Year Ended    |                                          |
|                                        |                      | December 31, 2002    |                                          |
|----------------------------------------|                      |----------------------|------------------------------------------|
|              (Street)                  |                      |5.If Amendment,       |7. Individual or Joint/Group Filing       |
|                                        |                      |  Date of Original    |   (Check applicable line)                |
|                                        |                      |  (Month/Year)        |   X  Form filed by One Reporting Person  |
| Newtown             PA      18940-1721 |                      |                      |  ---                                     |
|----------------------------------------|                      |                      |      Form filed by More than One         |
|  (City)          (State)     (Zip)     |                      |                      |  --- Reporting Person                    |
|---------------------------------------------------------------------------------------------------------------------------------|

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security       |2.Trans-     |2A.Deemed    |3.Transac-|4.Securities Acquired  |5.Amount of    |6.Owner- |7.Nature of  |
|  (Instr. 3)              |  action Date|   Execut-   | tion Code|  (A) or Disposed      | Securities    |ship     |  Indirect   |
|                          |  (Month/    |   ion Date, |(Instr. 8)|   of (D)              | Beneficially  |Form:    |  Beneficial |
|                          |   Day/      |   if any    |          |  (Instr. 3, 4 & 5)    | Owned at End  |Direct(D)|  Ownership  |
|                          |   Year)     |   (Month/   |          |           |(A)|       | of Issuer's   |or Indir.|  (Instr. 4) |
|                          |             |    Day/     |          |  Amount   |or | Price | Fiscal Year   |(I)      |             |
|                          |             |    Year)    |          |           |(D)|       | (Instr. 3 & 4)|(Instr.4)|             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |          |           |   |       |               |         |             |
|                          |             |             |          |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |          |           |   |       |               |         |             |
|                          |             |             |          |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |          |           |   |       |               |         |             |
|                          |             |             |          |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |          |           |   |       |               |         |             |
|                          |             |             |          |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |          |           |   |       |               |         |             |
|                          |             |             |          |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                         (over)
                                                                 SEC 2270(9-02)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITY)

-------------------------------------------------------------------------------------------------------------------------------|
|1.Title    |2.Conver- |3.Trans-|3A. Deemed   |4.Trans- |5. Number of       |6.  Date           |7.Title and Amount |8.Price of|
| of Deriv- | sion or  | action |    Execution| action  |   Derivative      |    Exercisable    |  or Underlying    |Derivative|
| ative     | Exercise | Date   |    Date, if | Code    |   Securities      |    and            |  Securities       |Security  |
| Security  | Price of | (Month/|    any      |(Instr.8)|   Acquired (A) or |    Expiration     |  (Instr. 3 & 4)   |(Instr. 5)|
| (Instr.3) | Deriva-  |  Day/  |    (Month/  |         |   Disposed of (D) |    Date           |                   |          |
|           | tive     |  Year) |     Day/    |         |   (Instr. 3, 4    |   (Month/Day/     |                   |          |
|           | Security |        |     Year)   |         |   and 5)          |    Year)          |                   |          |
|           |          |        |             |---------|-------------------|----------|--------|-------------------|          |
|           |          |        |             |         |         |         |  Date    |        |        |Amount or |          |
|           |          |        |             |         |   (A)   |   (D)   | Exercis- | Expir. |  Title |Number of |          |
|           |          |        |             |         |         |         |  able    | Date   |        |Shares    |          |
|-----------|----------|--------|-------------|---------|---------|---------|----------|--------|--------|----------|----------|
|Options to | $1.16    |4/02/02 |             | A       | 15,000  |         | 5/02/02  |4/01/12 | Common | 15,000   | N/A      |
|Purchase   |          |        |             |         |         |         |          |        | Stock  |          |          |
|Common     |          |        |             |         |         |         |          |        |        |          |          |
|Stock(1)   |          |        |             |         |         |         |          |        |        |          |          |
|-----------|----------|--------|-------------|---------|---------|---------|----------|--------|--------|----------|----------|
|           |          |        |             |         |         |         |          |        |        |          |          |
|           |          |        |             |         |         |         |          |        |        |          |          |
|           |          |        |             |         |         |         |          |        |        |          |          |
|------------------------------------------------------------------------------------------------------------------------------|
---------------------------------------------------|
|9.Number of      |10. Ownership    |11. Nature of |
|  Derivative     |    Form of      |    Indirect  |
|  Securities     |    Derivative   |    Beneficial|
|  Beneficially   |    Security:    |    Ownership |
|  Owned          |    Direct (D)   |    (Instr. 4)|
|  at End         |    or           |              |
|  of Year        |    Indirect (I) |              |
|  (Instr. 4)     |    (Instr. 4)   |              |
|-----------------|-----------------|--------------|
|76,967           | D               |              |
|                 |                 |              |
|-----------------|-----------------|--------------|
|                 |                 |              |
|                 |                 |              |
|                 |                 |              |
|--------------------------------------------------|

Explanation of Responses:

(1) Such options were granted on April 2, 2002 pursuant to the Company's 2002 Stock Incentive Plan. Such options vest as follows: 1/12th on the second day of each month, commencing on May 2, 2002.


                                /s/ James A. Taylor, Ph.D.               2/12/03
                            ----------------------------------------     -------
                               **Signature of Reporting Person             Date


** Intentional misstatements or omissions of facts  constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 2270 (9-02)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.